Exhibit 23


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE BENEFITS ADMINISTRATION BOARD
OF JOHN WILEY & SONS, INC.:


As independent public accountants, we hereby consent to the incorporation of our report included in this Form 11-K into John Wiley & Sons, Inc. Registration Statement, file number 33- 62605, on Form S-8 filed in connection with the John Wiley & Sons, Inc. Employees' Savings Plan.






Arthur Andersen LLP




New York, New York
June 28, 2000